Exhibit 4: Segment Information - Six Months Ended June 30, 2008

	Beer - Chile		Beer - Argentina		Non-Alcoholics**		Wine		Spirits		Others
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
OPERATING RESULTS
(all figures in Ch$ millions)
Revenues
Core products	127.161	120.039	49.286	34.642	93.792	84.876	35.547	39.744	17.860	17.224	6.481	5.613
Other products	2.448	1.954	1.065	259	426	515	2.418	3.452	242	197	0	0
Total	129.609	121.992	50.351	34.901	94.218	85.391	37.964	43.196	18.102	17.421	6.481	5.613
% change	6,2%		44,3%		10,3%		-12,1%		3,9%		15,5%

Cost of sales	(50.968)	(46.277)	(25.506)	(17.740)	(43.236)	(41.235)	(23.474)	(27.450)	(8.646)	(9.800)	(4.534)	(3.284)
% of sales	39,3%	37,9%	50,7%	50,8%	45,9%	48,3%	61,8%	63,5%	47,8%	56,3%	69,9%	58,5%

SG&A	(42.336)	(41.252)	(21.766)	(15.228)	(38.599)	(36.202)	(12.879)	(13.148)	(7.243)	(6.613)	(1.017)	(860)
% of sales	32,7%	33,8%	43,2%	43,6%	41,0%	42,4%	33,9%	30,4%	40,0%	38,0%	15,7%	15,3%

Operating profit	36.304	34.464	3.079	1.933	12.382	7.953	1.611	2.598	2.214	1.008	931	1.469
% change	5,3%		59,3%		55,7%		-38,0%		119,7%		-36,6%
% of sales	28,0%	28,3%	6,1%	5,5%	13,1%	9,3%	4,2%	6,0%	12,2%	5,8%	14,4%	26,2%

Depreciation	10.896	10.216	3.381	3.158	5.682	5.197	2.737	2.933	989	820	1.054	835
Amortization	12	10	160	83	0	0	207	206	23	14	0	0
EBITDA	47.213	44.690	6.619	5.175	18.065	13.150	4.556	5.737	3.226	1.841	1.986	2.304
% change	5,6%		27,9%		37,4%		-20,6%		75,2%		-13,8%
% of sales	36,4%	36,6%	13,1%	14,8%	19,2%	15,4%	12,0%	13,3%	17,8%	10,6%	30,6%	41,0%

	Beer - Chile		Beer - Argentina*		Non-Alcoholics**		Wine****		Spirits
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
VOLUMES & PRICING
					Total***		Total		Total
Volume (HLs)	2.481.228	2.332.672	1.637.321	1.265.737	2.886.037	2.578.970	409.476	431.969	94.455	91.489
% change	6,4%		29,4%		11,9%		-5,2%		3,2%

					Soft Drinks		Chile - Domestic
					1.931.931	1.706.168	226.001	222.380
					13,2%		1,6%
					Nectars		Chile Bottled Exports
					334.928	311.801	162.325	185.241
					7,4%		-12,4%
					Mineral Water
					619.178	561.001	Argentina
					10,4%		21.149	24.348
							-13,1%

* Volumes include exports of 115,983 HL (21,810 HL to Chile) and 86,290 HL (27,253 HL to Chile) in 2008 and 2007, respectively.
** Includes soft drinks (soft drinks, functional products, energy drinks, ice tea), nectars, mineral and purified water.
*** In unit cases, sales from the soft drink and mineral water segment totaled 50.8 million and 45.4 million in 2008 and 2007, respectively.
**** Volumes do not include bulk volumes of 51,491 HL (39,040 HL from Chile exports and 12,451 HL from Argentina) and 59,755 HL (46,415 HL from Chile exports and 13,340 HL from Argentina ) in 2008 and 2007, respectively.

					Total		Total
Price (Ch$ / HL)	51.249	51.460	30.102	27.369	32.499	32.911	86.810	92.006	189.085	188.258
% change (real)	-0,4%		10,0%		-1,3%		-5,6%		0,4%

					Soft Drinks		Chile - Domestic
					31.735	32.071	59.356	58.806
					-1,0%		0,9%
					Nectars		Chile - Export
					44.962	46.267	118.370	128.026
					-2,8%		-7,5%
					Mineral Water
					28.140	28.040	Argentina
					0,4%		137.953	121.194
							13,8%